Exhibit 99.1

InterDigital Announces Fourth Quarter and Full Year 2007 Financial Results

Company Projects First Quarter 2008 Recurring Revenue of $53 million to $55 million

KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--InterDigital, Inc. (NASDAQ: IDCC) today announced results for the fourth quarter and twelve months ended December 31, 2007.

Fourth Quarter 2007 Highlights:

  Revenue of $54.9 million, including $51.4 million of recurring revenue
  Pro forma net income of $3.1 million, or $0.06 per diluted share, excluding a non-recurring litigation contingency accrual
  Net loss of $2.0 million, or $0.04 per share
  Repurchase of 1.0 million shares of the company’s common stock for $18.5 million

Full Year 2007 Highlights:

  Revenue of $234.2 million, including $219.6 million of recurring revenue
  Pro forma net income of $35.9 million, or $0.72 per diluted share, excluding non-recurring arbitration and litigation contingencies accruals
  Net income of $20.0 million, or $0.40 per diluted share
  Free cash flow1 of $91.3 million
  Repurchase of 5.7 million shares of common stock for $176.2 million
  Ending cash and short-term investments totaling $177.5 million, or $3.59 per diluted share

William J. Merritt, President and Chief Executive Officer, stated, “During 2007, we delivered solid financial results and made progress toward achieving our aggressive goals for the year. We signed license agreements with several of the world’s leading brands. In addition, we significantly strengthened our patent licensing business, both in terms of building the patent portfolio and establishing the validity and defensibility of our intellectual property rights (IPR) as evidenced by the English High Court decision in December 2007 confirming the essentiality to the 3GPP standard of our European Patent (UK) 0,515,610. We also made significant and value-generating investments in our business, including the appointment of Lawrence Shay as President of our patent licensing business. Our goal for 2008 is to finalize license agreements with top handset vendors, creating significant added cash flow and revenue. We believe the strength of our portfolio and our bolstered licensing capability will be the basis for driving the business forward in 2008.”

Mr. Merritt added, “In 2007, we also successfully brought our SlimChip™ family of mobile broadband modem solutions to market. These solutions entered customer trials successfully at the end of 2007 and in early 2008 we signed a strategic agreement with a leading Asian fabless semiconductor company for the use of our 3G technology in their rapidly expanding chipset product offerings. Our SlimChip products also generated a great deal of interest at the recent Mobile World Congress 2008 in Barcelona, where we demonstrated our SlimChip Platform on both an ExpressCard34™ and USB form factor. Based on the successful product development and early customer indications, we believe we are well positioned for a product design win in the first half of 2008.”

“Given our strong prospects for growth, we continue to have a high level of confidence in our ability to build significant shareholder value over time through strategic investments in our product offering and our efforts to license top mobile handset manufacturers,” concluded Mr. Merritt. “For that reason, we are also making significant investment in our own stock.”

Fourth Quarter Summary

Recurring patent license royalties in fourth quarter 2007 increased to $50.3 million from $48.1 million in fourth quarter 2006, despite the elimination of $4.9 million of recurring patent license royalties from the roll-off of 2G licenses with Ericsson and Sony Ericsson. Excluding Ericsson and Sony Ericsson in fourth quarter 2006, fourth quarter 2007 recurring patent license royalties increased $7.1 million, or 16%, over fourth quarter 2006. Total revenue in fourth quarter 2007 decreased to $54.9 million from $65.1 million in fourth quarter 2006, due primarily to a reduction in non-recurring revenue related to 2006 settlement with Nokia and lower technology solutions revenue. Fourth quarter 2007 revenue included $50.3 million of recurring patent license royalties, $1.0 million of technology solution sales and $3.5 million associated with past sales for both a new and existing licensee. Licensees that accounted for 10 percent or more of the $51.3 million of recurring patent license royalties and technology solution sales were LG (28%), Sharp Corporation of Japan (17%) and NEC Corporation of Japan (11%).

Excluding an accrual for estimated potential reimbursement for legal costs, pro forma net income totaled $3.1 million, or $0.06 per diluted share, in fourth quarter 2007. This accrual relates to the final judgment expected to be rendered in or about April 2008 in the UKII proceeding with Nokia as to whether either party must reimburse the other for legal costs in the proceeding. Notwithstanding this accrual, given that Nokia failed in its attempt to have all of the company’s UK patents declared non-essential to the 3GPP standard and, instead, the judge ruled one InterDigital patent essential and Nokia declined to challenge the essentiality of another patent, the company currently intends to take the position that, having effectively won the case, it should not owe legal costs to Nokia even if some issues may have been decided in Nokia’s favor. Including this accrual of approximately $5.1 million after tax, the company’s net loss in fourth quarter 2007 was $2.0 million, or $0.04 per share. Fourth quarter 2006 net income was $20.3 million, or $0.36 per diluted share, and included $12.5 million of non-recurring royalty revenue related to the resolution of matters with Nokia.

Fourth quarter 2007 operating expenses of $57.6 million increased from $38.4 million in fourth quarter 2006. Excluding the accrual for estimated potential reimbursement to Nokia for legal costs relating to the UKII proceeding, fourth quarter operating expenses were $49.8 million, an increase of $11.4 million over fourth quarter 2006. This increase primarily resulted from $6.6 million increase in costs related to product development initiatives and a $3.3 million increase in patent administration and licensing costs, principally related to arbitration and litigation matters. Excluding the accrual relating to the UKII proceeding, patent litigation and arbitration costs increased to $10.8 million in fourth quarter 2007 from $8.5 million in fourth quarter 2006 due to an increase in activity levels.

Net interest and investment income was $1.9 million in fourth quarter 2007, a decrease of $1.7 million from fourth quarter 2006 due to both lower investment balances and lower investment yields.

The company’s fourth quarter 2007 tax expense consisted of the statutory federal tax rate plus an adjustment to reduce the estimated value of our 2007 research and development credit. The company’s fourth quarter 2006 tax expense consisted of the statutory federal tax rate plus an adjustment to increase the estimated value of our 2006 research and development tax credits. The adjustments to the company’s 2007 and 2006 research and development credits are based on the preliminary results of related tax studies and update prior estimates for these credits.

Twelve Months Summary

For full year 2007 recurring patent licensing revenues were $216.1 million, an increase of $10.0 million over 2006. Total revenues were $234.2 million compared to $480.5 million in 2006. This decrease was driven primarily by the absence of $253.0 million and $12.0 million related to the resolution of matters with Nokia and Panasonic, respectively, in 2006.

Net income for the full year 2007 was $20.0 million, or $0.40 per diluted share. Excluding an accrual for estimated legal fees, pro forma net income was $35.9 million, or $0.72 per diluted share. For the full year 2006, net income was $225.2 million, or $4.04 per diluted share. Approximately $170.3 million or $3.05 per diluted share of the 2006 net income is related to the resolution of patent licensing matters with Nokia and Panasonic.

Operating expenses were $211.2 million in 2007, an increase of $67.1 million over 2006. Excluding a $16.6 million accrual for the Federal arbitration and the $7.8 million accrual relating to the UKII proceeding, operating expenses were $186.8 million in 2007, an increase of $42.7 million over 2006. This increase is primarily related to $21.7 million higher costs associated with product development initiatives, and $16.5 million higher costs associated with higher patent administration and licensing costs. The increase in patent administration and licensing costs was primarily due to a $15.4 million increase in litigation and arbitration costs.

Net interest and investment income was $8.9 million in 2007, a decrease of $4.2 million from 2006, due to both lower investment balances and lower investment yields.

The company’s full year 2007 tax expense consisted of the statutory federal tax rate plus book-tax permanent differences related to the company’s research and development credits. The company’s 2006 income tax expense consisted of the statutory federal tax rate plus book-tax permanent differences and $2.1 million of non-U.S. withholding taxes.

In 2007, the company generated $91.3 million of free cash flow. This free cash flow was driven by $152.7 million cash flows from operations, which includes patent license payments from LG, net of source withholding taxes, totaling $79.3 million, partially offset by estimated federal tax payments and investments in product and patent related initiatives. During 2007, the company utilized free cash flow and existing cash balances to repurchase 5.7 million common shares at a cost of $176.2 million in 2007.

First Quarter 2008 Outlook

Scott McQuilkin, Chief Financial Officer, commented, “In first quarter 2008, we expect to report recurring revenues from existing agreements in the range of $53 million to $55 million, a solid increase over fourth quarter 2007 levels reflecting improved sales from our licensees and the contribution from our new Asian semiconductor customer. This range does not include any potential impact from additional new agreements that may be signed during first quarter 2008 or additional royalties identified in audits regularly conducted by the company. With respect to our first quarter 2008 expenses, we anticipate maintaining our staffing at a level that is relatively flat with fourth quarter 2007. However, we do expect sequential growth in first quarter 2008 expenses, excluding patent arbitration and litigation costs and contingencies, to be in the 5% to 10% range due to normal wage inflation and seasonality related to vacation accruals and other personnel costs. We also currently expect that our patent arbitration and litigation costs in first quarter 2008 will increase over fourth quarter 2007 based on the expected level of activity. Lastly, we expect that our book tax rate for the first quarter of 2008 will be approximately 34 to 36 percent.”

About InterDigital

InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G, and 802 products worldwide. Additionally, the company offers a family of SlimChip™ high performance mobile broadband modem solutions, consisting of Baseband ICs, Modem IP and Reference Platforms. InterDigital's differentiated technology and product solutions deliver time to market, performance and cost benefits.

For more information, visit the InterDigital website: www.interdigital.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include the information under the heading “First Quarter 2008 Outlook” and other information regarding our current beliefs, plans, and expectations, including, but not limited to, statements with respect to: (i) the successful deployment and potential design wins associated with the SlimChip solutions; (ii) the continued growth of our patent licensing program; (iii) the ability to increase the company’s shareholder value; and (iv) projections relating to the payment of legal reimbursement costs in the Nokia United Kingdom case (“UKII”). Words such as “may,” “will,” “expect,” “update,” “anticipate,” “continue to,” “ability to,” “approximate,” or similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about the company and are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to those identified in this press release as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent licensing and technology solution agreements on acceptable terms; (iii) unanticipated delays or difficulties in our technology development efforts, testing and evaluations, and our reliance upon third parties for infrastructure equipment; (iv) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees, and timely receipt and final reviews of quarterly royalty reports from our licensees and related matters; (v) unanticipated product development expenses and other unanticipated operational costs and the timing of such expenses and costs; (vi) changes in technology preferences, needs, availability, pricing and features of competitive technologies and product offerings; and (vii) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings, or adverse rulings in such legal proceedings. Risks and uncertainties that could cause the company’s actual results to differ from those set forth in any forward-looking statement are discussed in more detail under “Risk Factors”, “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, as well as similar disclosures in the company’s subsequent SEC filings. Forward-looking statements contained in this press release are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

1 InterDigital defines “free cash flow” as operating cash flow less purchases of property and equipment, technology licenses, investments in patents and unrealized (loss) gain on short term investments. A detailed reconciliation of free cash flow to GAAP results is provided at the end of this news release.

SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS
For the Periods Ended December 31
(Dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2007	2006	2007	2006
REVENUES	$54,860	$65,068	$234,232	$480,466

OPERATING EXPENSES:
Sales and marketing	2,045	1,554	7,828	6,610
General and administrative	6,144	5,192	24,210	20,953
Patents administration and licensing	18,310	14,975	67,587	51,060
Development	23,323	16,725	87,141	65,427
Arbitration and litigation contingencies	7,800	-	24,412	-
	57,622	38,446	211,178	144,050

(Loss) income from operations	(2,762)	26,622	23,054	336,416

NET INTEREST & OTHER INVESTMENT INCOME	1,949	3,691	8,949	13,195

(Loss) income before income taxes	(813)	30,313	32,003	349,611

INCOME TAX PROVISION	(1,163)	(10,050)	(11,999)	(124,389)

NET (LOSS) INCOME APPLICABLE TO COMMON SHAREHOLDERS	$(1,976)	$20,263	$20,004	$225,222

NET (LOSS) INCOME PER COMMON SHARE – BASIC	$(0.04)	$0.39	$0.42	$4.22

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – BASIC	47,206	52,352	47,766	53,426

NET (LOSS) INCOME PER COMMON SHARE – DILUTED	$(0.04)	$0.37	$0.40	$4.04

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – DILUTED	47,206	54,558	49,489	55,778

SUMMARY CASH FLOW
For the Periods Ended December 31
(Dollars in thousands)
(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2007	2006	2007	2006

Net (loss) income before income taxes	$(813)	$30,313	$32,003	$349,611
Taxes paid	(72)	-	(16,099)	(51,488)
Depreciation & amortization	9,247	5,661	31,810	21,635
Increase in deferred revenue	33,833	35,626	191,436	336,650
Deferred revenue recognized	(31,348)	(48,178)	(119,596)	(196,294)
Increase (decrease) in operating working capital, deferred charges and other	8,411	(24,457)	33,835	(145,213)
Capital spending, technology licensing & patent additions	(13,944)	(11,335)	(62,118)	(32,717)
FREE CASH FLOW	5,314	(12,370)	91,271	282,184

Long-term investments	-	-	(5,000)	-
Tax benefit from stock options	80	2,296	5,123	20,717
Debt decrease	(94)	(91)	(1,247)	(351)
Repurchase of common stock	(17,762)	(34,766)	(183,118)	(184,870)
Proceeds from exercise of stock options	105	4,721	6,472	40,578
NET (DECREASE) INCREASE IN CASH AND SHORT-TERM INVESTMENTS	$(12,357)	$(40,210)	$(86,499)	$158,258

CONDENSED BALANCE SHEET
(Dollars in thousands) (unaudited)

	December 31, 2007	December 31, 2006
Assets
Cash & short-term investments	$177,467	$ 263,966
Accounts receivable	130,880	131,852
Current deferred tax assets	43,734	43,520
Other current assets	19,332	14,464
Property & equipment and Patents (net)	111,686	87,178
Long-term deferred tax assets and non-current assets	51,786	23,096
TOTAL ASSETS	$ 534,885	$ 564,076

Liabilities and Shareholders’ Equity
Current portion of long-term debt	$ 1,311	$ 369
Accounts payable & accrued liabilities	76,974	50,150
Current deferred revenue	78,899	70,709
Long-term deferred revenue	224,545	160,895
Long-term debt & long-term liabilities	16,089	6,477
TOTAL LIABILITIES	397,818	288,600

SHAREHOLDERS' EQUITY	137,067	275,476

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$ 534,885	$ 564,076

The following Pro Forma statements of financial results exclude the expense associated with arbitration and litigation contingencies, estimated legal fees and related tax expense items. The company has provided these pro forma figures here and elsewhere in this press release. Management regards the arbitration and litigation contingencies as non-recurring items not indicative of operating results for the period and believes that investors may share this viewpoint.

PRO FORMA SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS
For the Periods Ended December 31
(Dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended December 31, 2007			For the Twelve Months Ended December 31, 2007
	Actual	Adjustments	Pro Forma	Actual	Adjustments	Pro Forma
REVENUES	$54,860		$ 54,860	$ 234,232		$234,232

OPERATING EXPENSES:
Sales and marketing	2,045		2,045	7,828		7,828
General and administrative	6,144		6,144	24,210		24,210
Patents administration and licensing	18,310		18,310	67,587		67,587
Development	23,323		23,323	87,141		87,141
Arbitration and Litigation Contingencies	7,800	(7,800)	—	24,412	(24,412)	—
	57,622	(7,800)	49,822	211,178	(24,412)	186,766

(Loss) income from operations	(2,762)	7,800	5,038	23,054	24,412	47,466

NET INTEREST & OTHER INVESTMENT INCOME	1,949		1,949	8,949		8,949

(Loss) income before income taxes	(813)	7,800	6,987	32,003	24,412	56,415

INCOME TAX BENEFIT ( PROVISION)	(1,163)	(2,730)	(3,893)	(11,999)	(8,544)	(20,543)

NET (LOSS) INCOME APPLICABLE TO COMMON SHAREHOLDERS	$(1,976)	5,070	$ 3,094	$ 20,004	15,868	$35,872

NET (LOSS) INCOME PER COMMON SHARE – BASIC	$(0.04)		$ 0.07	$ 0.42		$0.75

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING –BASIC	47,206		47,206	47,766		47,766

NET (LOSS) INCOME PER COMMON SHARE – DILUTED	$(0.04)		$ 0.06	$ 0.40		$0.72

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – DILUTED	47,206		48,444	49,489		49,489

The company’s short-term investments are comprised of high quality credit instruments including U.S. Government agency instruments and corporate bonds. Management views these instruments to be near equivalents to cash and believes that investors may share this viewpoint.

This release includes a summary cash flow statement that results in the change in both the company’s cash and short-term investment balances. One of the subtotals in the summary cash flow statement is free cash flow. The table below presents a reconciliation of this non-GAAP line item to net cash provided by operating activities.

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2007	2006	2007	2006

Net cash provided by operating activities	$19,111	$(1,031)	$152,727	$314,811
Purchases of property, equipment, & technology licenses	(5,945)	(6,523)	(38,266)	(13,852)
Patent additions	(7,999)	(4,812)	(23,852)	(18,865)
Unrealized gain (loss) on short term investments	147	(4)	662	90
Free cash flow	$5,314	$(12,370)	$91,271	$282,184

InterDigital and SlimChip are trademarks of InterDigital, Inc.

CONTACT:
InterDigital, Inc.
Media Contact:
Jack Indekeu, +1 610-878-7800
jack.indekeu@interdigital.com
or
Investor Contact:
Janet Point, +1 610-878-7800
janet.point@interdigital.com